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                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS


PROPERTY NAME:                Highcrest Townhome Apartments

LOCATION OF PROPERTY:         3514 West 83rd Street
                              Woodridge, DuPage County, Illinois
                              Houston, Harris County, Texas

PURPOSE OF THE APPRAISAL:     To estimate the Market Value of the subject.

PROPERTY RIGHTS APPRAISED:    Fee Simple Estate

HIGHEST AND BEST USE:         As Vacant  -  To develop for multi-family use.

                              As Improved - Considered to be that
                              of the existing improvements.

SITE DATA AND ZONING:         The subject parcel is irregular and contains
                              approximately 9.91 acres of land zoned A-2 multifamily development by the Village of Woodridge.

IMPROVEMENT DATA:             The subject consists of 176 units totaling
                              206,200 square feet of net rentable area. The structural improvements consist of 10 residential buildings. Exterior finish consists of vinyl siding and brick veneer, pitched roofs, and concrete slab foundations. The improvements were completed in 1968. Additional amenities include one swimming pool, asphalt parking areas, concrete walkways and landscaping.

TENANT DATA:                  The Highcrest Townhome Apartments caters
                              primarily to adults and families employed in the surrounding area. Leases are typically signed for six to 12-month terms. The subject was 95% occupied as of the date of inspection.

DATE OF VALUE ESTIMATE:       March 19, 1996

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          SUMMARY OF SALIENT FACTS AND CONCLUSIONS (Continued)

SUMMARY OF STABILIZED PRO FORMA:

                                              TOTALS             PER UNIT
                                              ------             --------
Potential Gross Income                       $1,769,715           $10,055
Vacancy & Credit Loss                           (88,486)             (503)
Employee Discounts                              (30,960)             (176)
                                             ----------          --------
Effective Gross Income                       $1,650,269            $9,377
Operating Expenses                              825,443             4,690
                                             ----------          --------
Net Operating Income                         $  824,826          $  4,687


VALUE CONCLUSIONS

The Sales Comparison Approach:              $8,150,000

The Income Capitalization
Approach:                                   $8,250,000

FINAL VALUE ESTIMATE:                       $8,250,000